EXHIBIT 99.1

Cruz stepping down as chief legal officer at Scripps Networks Interactive

Will continue to guide company’s government affairs activities

For immediate release

March 29, 2012

KNOXVILLE, Tenn. – A.B. Cruz III will step down as chief legal officer and corporate secretary at Scripps Networks Interactive Inc. (NYSE: SNI) to devote more of his time to guiding the company’s government affairs activities and allow him greater flexibility to fulfill his responsibilities as a rear admiral in the U.S. Navy Reserve.

Cruz, who has served eight years as chief legal officer for Scripps media companies, will assist in the search for his successor and the subsequent transition in leadership of the company’s legal team.

Cruz will continue to direct the company’s government affairs office in Washington D.C. where he will represent the company’s position on industry-related issues as they are considered by lawmakers and other public policy makers. The company announced the creation of its government affairs office under Cruz’s direction in September 2011.

“Our company has been very fortunate to have one of the media industry’s most respected lawyers serving as our chief legal officer for the past eight years,” said Kenneth W. Lowe, chairman, president and executive officer of Scripps Networks Interactive. “His expertise and renown will continue to serve us well as he works to raise the company’s profile in Washington D.C. and educate lawmakers on issues of most concern to us.”

“As for his 32 years of military service, we’re equally impressed and proud of A.B.’s dedication and sacrifice and for attaining the rank of rear admiral in the U.S. Navy Reserve. We’ve long encouraged and applauded his service to our country.”

Cruz, 53, has been associated with Scripps media companies since 2004 when he joined The E.W. Scripps Company as senior vice president and general counsel. He has been chief legal officer and corporate secretary of Scripps Networks Interactive since it was spun out from The E.W. Scripps Company in 2008.

Before joining Scripps, Cruz was vice president, deputy general counsel and assistant secretary at BET Holdings Inc. He also practiced law as a senior associate with Wiley Rein prior to his role at BET.

“Scripps Networks Interactive is a dynamic and growing media company and it’s been my distinct privilege to have been a member of its senior leadership team during a pivotal stage in the company’s ongoing evolution,” Cruz said. “I look forward to my continued association with the company and am grateful for its support and encouragement as I meet the growing responsibilities of my military service.”

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contacts:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Cindy McConkey, Scripps Networks Interactive Inc., 865-560-3976

E-mail: cmcconkey@scrippsnetworks.com